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                                                                     Exhibit 8.2

              [ROBINS, KAPLAN, MILLER & CIRESI L.L.P. LETTERHEAD]


                                   May 9, 2002

Board of Directors
ONTRACK Data International, Inc.
9023 Columbine Road
Eden Prairie, MN  55347

Gentlemen:

         This opinion is being delivered to you in accordance with the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended, and Item 601(b)(8) of Regulation S-K in connection with the filing by Kroll Inc., an Ohio corporation ("Parent") of the registration statement on Form S-4 (the "Registration Statement") pursuant to the Agreement and Plan of Reorganization, dated as of April 1, 2002, as amended by Amendment No. 1 dated as of April 25, 2002, by and among Parent, ODI Acquisition Corporation, a Minnesota corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and ONTRACK Data International, Inc., a Minnesota corporation (the "Company") (the "Merger Agreement"). Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the "Merger"). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

         For purposes of this opinion, we have reviewed and relied on (i) the Merger Agreement, (ii) the Registration Statement, (iii) the Joint Proxy Statement/Prospectus of Parent and Company with respect to the Merger (the "Joint Proxy Statement/Prospectus"), and (iv) representations made by the Company contained in the certificate of the officer of the Company dated the date hereof (the "Officer's Certificates"), and (v) such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and the Company or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate. In reviewing these documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.
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ONTRACK Data International, Inc.
May 9, 2002
Page 2


         In addition, in rendering our opinion we have assumed that (i) all parties to the Merger Agreement and to any other documents reviewed by us, have acted, and will act, in accordance with the terms of the Merger Agreement and such other documents, (ii) the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions, and (iii) an opinion of Kramer, Levin, Naftalis & Frankel LLP, substantially identical in substance to this opinion has been delivered and not withdrawn. Furthermore, we have assumed, without independent investigation or verification, that all representations contained in the Merger Agreement, as well as those representations contained in the Officer's Certificate, are true, accurate and complete in all respects as of the date hereof and at the Effective Time.


         Finally, in rendering our opinion we have assumed that (i) the Merger, if consummated, will qualify as a statutory merger under the laws of the State of Minnesota, (ii) each of Parent, Merger Sub and Company will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder (the "Regulations"), (iii) after the Merger, Company will hold "substantially all" of its and Merger Sub's properties within the meaning of Section 368(a)(2)(E) of the Code and the Regulations, and (iv) the documents and instruments referred to in the Merger Agreement are valid and binding in accordance with their terms. Any inaccuracy in, or breach of, any of the aforementioned statements, representations, and assumptions could adversely affect our opinion.


         The opinion expressed herein is based upon current provisions of the Code, applicable Regulations, and existing judicial decisions and administrative pronouncements, all of which are subject to change at any time, possibly with retroactive effect. We assume no obligation to modify or supplement this opinion if, after the date hereof, any such provisions, Regulations, decisions or pronouncements change or we become aware of any facts that might change our opinion or for any other reason. If there is any change in the applicable law or Regulations, or if there is any new administrative or judicial interpretation of the applicable law or Regulations, any or all of the federal income tax consequences described herein may become inapplicable.


         This letter addresses only the specific United States federal income tax consequences of the Merger and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use or other tax consequences that may result from the Merger.

         Based upon and subject to the foregoing and to the qualifications, limitations, assumptions and caveats set forth herein and in the summary description of the material United States federal income tax consequences of the Merger to the Company shareholders set forth under the heading "The Merger - Material U.S. Federal Income Tax Consequences" in the Registration Statement (the "Discussion"), we are of the opinion that the Discussion is accurate in all material respects.

         The foregoing opinion reflects our legal judgment solely on the issue expressly presented and discussed herein. Our opinion is limited to legal rather than factual matters. No ruling has
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ONTRACK Data International, Inc.
May 9, 2002
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been (or will be) sought from the Internal Revenue Service by Company, Parent,
Merger Sub or, we understand, any other party as to the United States federal income tax consequences of any aspect of the Merger. This opinion has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court having jurisdiction over the issue will agree with this opinion. Moreover, if the Merger is effected on a factual basis different from that contemplated in the Merger Agreement, the Joint Proxy Statement/Prospectus, or the representations contained in the Officer's Certificate, the opinion expressed herein may be inapplicable.

         The opinion expressed herein is furnished to you for the purpose of being included as an exhibit to the Registration Statement and may not be relied on in any manner or for any purpose by any other person or entity or otherwise referred to in any document without our prior express written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the headings "Material U.S. Federal Income Tax Consequences" and "Legal Matters" in such Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                       Very truly yours,

                                      /s/ ROBINS, KAPLAN, MILLER & CIRESI L.L.P.